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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12

CROCS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Crocs, Inc.

6328 Monarch Park Place
Niwot, Colorado 80503

 NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO
BE HELD JUNE 25, 2009

To the Stockholders of Crocs, Inc.:

        We will hold the 2009 Annual Meeting of Stockholders of Crocs, Inc. at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, on June 25, 2009, at 9:00 a.m. Mountain Time.

        The meeting's purpose is to:

  1.
  elect two Class I directors;

  2.
  ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009; and

  3.
  consider any other matters that properly come before the meeting or any postponement or adjournment thereof.

        Only stockholders of record of our common stock at the close of business on April 27, 2009 are entitled to receive notice of and to vote at the meeting. Each share of common stock is entitled to one vote.

        A list of the stockholders entitled to vote at the meeting will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 6328 Monarch Park Place, Niwot, Colorado 80503.

        All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet, or by telephone after your receipt of hard copies of the proxy materials, as promptly as possible. You may also request a paper proxy card, which will include a reply envelope, to submit your vote by mail, as described in the Notice of Internet

Availability of Proxy Materials. Stockholders who are present at the Annual Meeting may withdraw their proxy and vote in person if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS

John Duerden President and Chief Executive Officer

Niwot, Colorado
April 28, 2009

Crocs, Inc.

6328 Monarch Park Place
Niwot, Colorado 80503

2009 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

        This proxy statement will first be sent to stockholders on or about May 12, 2009. It is furnished to stockholders of Crocs, Inc., a Delaware corporation (the "Company," "we," "us," or "our"), in connection with the solicitation of proxies by our Board of Directors. The proxies being solicited will be voted at the 2009 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on June 25, 2009 at 9:00 a.m., Mountain time, at the St Julien Hotel, 900 Walnut Street, Boulder, Colorado, or at any postponement or adjournment thereof, for the purpose of voting on proposals as set forth herein as well as other business matters which may properly come before the meeting.

        Under the rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

GENERAL INFORMATION REGARDING ANNUAL MEETING

Record Date

        Stockholders of record at the close of business on April 27, 2009 are entitled to notice of and to vote at the Annual Meeting. On the record date, there were 83,780,065 shares of our common stock outstanding. Each such share is entitled to one vote on each matter submitted to a vote at the Annual Meeting.

Quorum Requirements

        A quorum is required to conduct business at the Annual Meeting. The holders of a majority of the outstanding shares entitled to vote generally in the election of directors must be present in person or by proxy at the Annual Meeting in order for a quorum to exist. Abstentions and broker non-votes count as present for purposes of determining a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have the authority to do so without instructions from the beneficial owner. Shares represented by proxies that are marked WITHHOLD with respect to the election of directors will be counted as present in determining whether there is a quorum.

Vote Requirements

        If a quorum is present at the Annual Meeting, the following vote is required for approval of each matter to be voted on:

        Election of Directors:    The election of the director nominees will require a plurality of the votes cast in person or by proxy at the Annual Meeting. "Plurality" means that the nominees who receive the highest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Consequently, proxies marked WITHHOLD and broker non-votes will have no impact on the election of directors. Cumulative voting is not permitted.

        Ratification of Appointment of Deloitte & Touche LLP:    The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009. Proxies marked ABSTAIN will have the effect of voting against this proposal. Broker non-votes will have no impact on the proposal.

        Other Proposals:    With respect to any other matters properly brought before the Annual Meeting, the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the matter will be the act of the stockholders. Broker non-votes will have no effect on these proposals, and abstentions will have the effect of voting against these proposals.

Your Proxy

        Whether or not you are able to personally attend the Annual Meeting, you are encouraged to vote your shares as instructed in the Notice of Internet Availability of Proxy Materials. Shares represented by properly executed methods, and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting as directed in the proxy. If no directions are specified, such proxies will be voted FOR each of the proposals described in this proxy statement and in the best judgment of the proxy holders as to other matters that may properly come before the Annual Meeting.

        If your shares are held in the name of a bank or brokerage firm, your bank or broker will send you a separate package describing the procedures and options for voting your shares. You should follow the instructions provided by your bank or brokerage firm. If you do not instruct your broker how to vote, your broker will vote your shares for you at his or her discretion on routine matters such as the election of directors and ratification of the appointment of our independent registered public accounting firm.

Revocation

        Any stockholder giving a proxy has the power to revoke the proxy, or change the proxy, at any time before the proxy is voted at the Annual Meeting by (i) re-voting online at www.proxyvote.com, (ii) sending another properly executed proxy bearing a later date or a written notice of revocation of the proxy to Corporate Secretary, Crocs, Inc., 6328 Monarch Park Place, Niwot, Colorado 80503 or (iii) voting in person at the Annual Meeting.

Attending the Annual Meeting

        You are invited to personally attend the Annual Meeting.

Cost of Proxy Solicitation

        We will bear the entire cost of this proxy solicitation. We may reimburse brokers, custodians, nominees and other fiduciaries for normal handling charges incurred for forwarding proxy materials to beneficial owners. Solicitation of proxies may be made personally or by mail or telephone by our directors, officers and other employees, who will receive no additional compensation for such services.

PROPOSAL 1—ELECTION OF DIRECTORS

        Our Board of Directors currently consists of eight members divided into three classes, with each director elected to a three-year term. Class I consists of Ronald L. Frasch and W. Stephen Cannon, whose terms will expire at the Annual Meeting. Class II consists of Raymond D. Croghan, Peter Jacobi and Richard L. Sharp, whose terms will expire at the annual meeting to be held in 2010. Class III consists of Thomas J. Smach, Ronald R. Snyder and John Duerden, whose terms will expire at the annual meeting to be held in 2011. Under our amended and restated bylaws, each of our directors holds office until his or her successor has been elected and qualified or until such director's earlier death, resignation, disqualification or removal.

        Upon recommendation of the Governance and Nominating Committee, the Board of Directors has nominated Messrs. Frasch and Cannon for election as Class I directors to serve for a three year term expiring at the 2012 annual meeting of stockholders.

        Proxies cannot vote for more than two nominees. Each of the director nominees has consented to serve for a three-year term. We do not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or will not serve for any reason, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

Class I Director Nominees

        Ronald L. Frasch (Class I), age 60, has served as a member of our Board of Directors since October 2006. Since February 2007, Mr. Frasch has served as President and Chief Merchandising Officer of Saks Fifth Avenue, a division of Saks, Incorporated, and a NYSE-listed luxury fashion retailer. He held the post of Vice Chairman and Chief Merchant of Saks Fifth Avenue from November 2004 until January 2007. From January 2004 to November 2004, Mr. Frasch was employed by Saks in a non-executive capacity. From April 2000 to January 2004, Mr. Frasch served as Chairman and Chief Executive Officer of Bergdorf Goodman (a subsidiary of Neiman Marcus Group, Inc.) and served as President of GFT North America (a subsidiary of Gruppo GFT, based in Turin, Italy, a global producer, marketer and distributor of fine men's and women's clothing, sportswear and furnishings) from 1996 to 2000. Mr. Frasch also served as President and Chief Executive Officer of Escada USA from 1994 to 1996.

        W. Stephen Cannon (Class I), age 57, was appointed as a member of our Board of Directors in February 2009. Since 2005, he has served as the Chairman of Constantine Cannon LLP, a law firm, and the Managing Partner of Constantine Cannon's Washington D.C. office. From 1994 to 2005, Mr. Cannon was the Senior Vice President, General Counsel and Secretary of Circuit City Stores, Inc., a retailer of consumer electronics, which, at the time, was publicly traded on the New York Stock Exchange. Prior to joining Circuit City Stores, Inc., Mr. Cannon served as a partner at the law firm of Wunder, Diefenderfer, Ryan, Cannon and Thelen and spent 10 years in government service, including serving as Chief Antitrust Counsel to the United States Senate Judiciary Committee.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL
OF THE ABOVE-NAMED NOMINEES FOR DIRECTOR.

Information About Continuing Directors

        Peter Jacobi (Class II), age 65, has served as a member of our Board of Directors since October 2008. Mr. Jacobi was employed by Levi Strauss & Company ("Levi Strauss"), a jeans and casual wear manufacturer, from 1970 until his retirement in 1999. During his nearly 30 year tenure at Levi Strauss, Mr. Jacobi held various senior levels positions, including President of the Men's Jeans Division, President of Global Sourcing, President of Levi Strauss International, and from 1996 until his retirement, President and Chief Operating Officer.

        Raymond D. Croghan (Class II), age 59, has served as a member of our Board of Directors since August 2004. Since 1999, Mr. Croghan has been retired. From 1991 to 1999, Mr. Croghan ran Croghan & Associates, Inc., a healthcare information technology consulting firm, which merged with Margolis Health Enterprise to form The TriZetto Group. Mr. Croghan serves on the boards of directors of several privately-held companies.

        Richard L. Sharp (Class II), age 62, has served as the Chairman of our Board of Directors since April 2005. From 1982 to 2002, Mr. Sharp served in various positions with Circuit City Stores, Inc., a retailer of consumer electronics, most recently as President from 1984 to 1997, Chief Executive Officer from 1986 to 2000 and Chairman of the Board from 1994 to 2002. Mr. Sharp served as Chairman and Chief Executive Officer of CarMax, Inc., the nation's largest specialty retailer of used cars and light trucks, from 1994 to 2000 and Chairman from October 2002 to June 2007. In 1992, he was a founding investor of Flextronics International ("Flextronics"), a NASDAQ-listed (Nasdaq: FLEX) leading Electronics Manufacturing Services (EMS) provider. He served as a director of Flextronics from 1993 to October 2008 and as Chairman of the Board from January 2003 to January 2006.

        Thomas J. Smach (Class III), age 48, has served as a member of our Board of Directors since April 2005. Mr. Smach is currently a co-founding partner of Riverwood Capital Management, a private equity firm. From January 2005 to June 2008, Mr. Smach served as the Chief Financial Officer of Flextronics. From April 2000 to December 2004, Mr. Smach served as Senior Vice President—Finance of Flextronics. From 1997 to April 2000, he served as the Senior Vice President, Chief Financial Officer and Treasurer of The Dii Group, Inc., an EMS provider and publicly-traded company that merged with Flextronics in early 2000 ("The Dii Group"). Mr. Smach is a certified public accountant and also serves on the Board of Directors of ADVA AG Optical Networking, a publicly-traded company in Germany.

        Ronald R. Snyder (Class III), age 52, has served as a member of our Board of Directors since June 2004. He served as our Chief Executive Officer from January 2005 to March 2009, served as our President from June 2004 to March 2009, and served as a consultant from October 2003 to June 2004. From March 2004 to December 2004, he was Chief Executive Officer of Vinci Corporation, a home theater equipment company. From April 2000 to December 2003, Mr. Snyder served as a senior executive with Flextronics, where he was most recently President of the Flextronics design division. Mr. Snyder joined Flextronics upon its acquisition of The Dii Group, of which he was a founder and an officer and where he had previously led various groups, including manufacturing operations, mergers and acquisitions, and sales and marketing.

        John Duerden (Class III), age 68, was appointed as our President and Chief Executive Officer and a member of our Board of Directors effective in March 2009. Prior to his appointment, Mr. Duerden was the founder and owner of the Chrysallis Group, a consulting firm focused on the development and renewal of brands, which he founded in 2006. From 2004 to 2006, Mr. Duerden served as a non-executive director of Telewest plc, a British cable TV, telephony and broadband company. From 2002 to 2005, he was the Chief Operating Officer of the development division of Invensys plc, a British engineering conglomerate. From 1995 to 2001, Mr. Duerden was the Chairman and Chief Executive

Officer of Dictaphone Corp., a maker of dictation, voice management and voice processing hardware and software. From 1990 to 1995, he served as President and Chief Operating Officer of Reebok International, a producer of athletic footwear, apparel and accessories. Mr. Duerden currently serves as a director of Obagi Medical Products, Inc.

EXECUTIVE OFFICERS

        In addition to John Duerden, our President and Chief Executive Officer, whose biographical information is disclosed above under "Election of Directors," our executive officers as of March 31, 2009 include the following individuals:

Name	Age	Position(s)
John P. McCarvel	52	Chief Operating Officer and Executive Vice President
Russell C. Hammer	52	Chief Financial Officer, Senior Vice President—Finance and Treasurer
Erik Rebich	38	Vice President, General Counsel and Secretary

        John P. McCarvel has served as our Chief Operating Officer and Executive Vice President since February 2007. Previously, Mr. McCarvel served as our Senior Vice President—Global Operations from October 2005 to February 2007 and as our Vice President—Asian & Australian Operations from January 2005 to September 2005, after providing consulting services to us during 2004. From October 2001 to January 2005, Mr. McCarvel served as Vice President for the Design, Test and Semiconductor division of Flextronics, where he was responsible for building Flextronics' engineering infrastructure in Asia and growing Flextronics' business in the region. From 1999 to October 2001, he served as President of U.S. Operations and Senior Vice President of Worldwide Sales and Marketing for Singapore Technology Assembly Test Services Ltd., a semiconductor services company. He previously worked in executive level positions with Micron Custom Manufacturing Services, Inc., a manufacturer of electronic products for computing and digital applications, and The Dii Group.

        Russell C. Hammer has served as our Chief Financial Officer, Senior Vice President of Finance and Treasurer since January 2008. Prior to joining us, Mr. Hammer was employed for 30 years at Motorola, Inc. ("Motorola"), a global supplier of wireless handsets and mobile communication products. Mr. Hammer served as Chief Financial Officer and Corporate Vice President of Motorola's Connected Home Solutions Business from April 2005 to August 2007. From August 2002 to March 2005, he served as Chief Audit Officer for Motorola, and from August 1998 to July 2002, he served as the Chief Financial Officer of the Asia Cellular Subscriber Business of Motorola. Mr. Hammer also served in other executive roles for Motorola's various divisions during his tenure with the company.

        Erik Rebich has served as our Vice President, General Counsel and Secretary since January 2005. From 2004 to 2005, Mr. Rebich served as Corporate Counsel for Flextronics. From 2000 to 2004, he served as General Counsel for Multilayer Technology, Inc.(Multek), a printed circuit board manufacturing corporation and wholly-owned subsidiary of Flextronics. From 1998 to 2000, Mr. Rebich served as Corporate Counsel for The Dii Group.

 BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

        The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2009 by:

  •
  each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

  •
  each current director or nominee;

  •
  each of the named executive officers listed in the Summary Compensation Table below (each an "NEO"); and

  •
  all directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the Securities and Exchange Commission ("SEC") rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days after March 31, 2009, are deemed to be outstanding and beneficially owned by that person. In addition, shares that are required to be issued by us to any person pursuant to a restricted stock award agreement within 60 days after March 31, 2009 are also deemed to be outstanding and beneficially owned by that person. None of these shares, however, are deemed outstanding for the purpose of computing the percentage ownership of any other person.

        Except as indicated in this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage ownership is based on 83,717,536 shares of our common stock outstanding on March 31, 2009. Unless otherwise indicated below, the address for each person who owns more than 5% of our voting securities and for each director and named executive officer listed below is in care of Crocs, Inc., 6328 Monarch Park Place, Niwot, Colorado 80503.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percent
5% Stockholders:
Mazama Capital Management, Inc.(1)	7,427,077	8.9%
William H. Gates III(2)	6,000,000	7.2%
Barclays Global Investors, N.A. and affiliates(3)	5,423,485	6.4%
Directors:
Richard L. Sharp(4)	1,571,158	1.9%
Peter Jacobi	20,490	*
Thomas J. Smach(5)	250,914	*
Raymond D. Croghan(6)	180,362	*
W. Stephen Cannon	24,398	*
Ronald L. Frasch(7)	41,494	*
John Duerden(8)	—	*
Officers:
Ronald R. Snyder(9)	1,916,790	2.3%
Russell C. Hammer(10)	167,000	*
John P. McCarvel(11)	670,070	*
Erik Rebich (12)	276,848	*
Peter Case (13)	124,168	*
All current directors and executive officers as a group (11 persons)(14)	5,642,512	6.7%

*
Less than 1%

(1)
Based solely on a Schedule 13G filed with the SEC on February 13, 2009. The address for Mazama Capital Management, Inc. is One Southwest Columbia Street, Suite 1500, Portland, Oregon 97258.

(2)
Based solely on a Schedule 13G filed with the SEC on February 13, 2009 by William H. Gates III and Cascade Investment LLC and affiliates. The address for William H Gates III is One Microsoft Way, Redmond, WA 98052. Cascade Investment, LLC ("Cascade") reports sole voting and sole dispositive power with respect to 3,000,000 shares. All shares beneficially owned by Cascade may be deemed to be beneficially owned by William H. Gates III, as the sole member of Cascade. The Bill & Melinda Gates Foundation Trust (the "Trust") reports shared voting and shared dispositive power with respect to 3,000,000 shares. All shares beneficially owned by the Trust may be deemed to be beneficially owned by William H. Gates III and Melinda French Gates, as co-trustees of the Trust. William H. Gates III reports sole voting and sole dispositive power with respect to the 3,000,000 shares beneficially owned by Cascade and shared voting and shared dispositive power with respect to the 3,000,000 shares beneficially owned by the Trust.

(3)
Based solely on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, N.A. and its affiliates. The address for Barclays Global Investors N.A. is 400 Howard Street, San Francisco, CA 94105. Barclays Global Investors, N.A. reports sole voting power with respect to 1,615,312 shares and sole dispositive power with respect to 1,953,815 shares; Barclays Global Fund Advisors reports sole voting power with respect to 2,464,890 shares and sole dispositive power with respect to 3,415,425; Barclays Global Investors, LTD reports sole voting power with respect to 1,770 shares and sole dispositive power with respect to 54,245 shares.

(4)
Shares beneficially owned include 409,234 shares subject to options exercisable within 60 days of March 31, 2009, 811,494 shares beneficially owned by The RLS Trust, 116,810 shares beneficially owned by BES & RS, LLC, 116,810 shares beneficially owned by EGG & RS, LLC, and 116,810 shares beneficially owned by RBG & RS, LLC. Mr. Sharp is the sole trustee of The RLS Trust and is the sole manager of each of BES & RS, LLC, EGG & RS, LLC, and RBG & RS, LLC, and he exercises voting and investment power over all of the shares beneficially owned by the trust and each company. The address for Mr. Sharp is 9020 Stony Point Parkway, #180, Richmond, VA 23235.

(5)
Shares beneficially owned include 234,420 shares subject to options exercisable within 60 days of March 31, 2009 and 5,000 shares held as custodian for Mr. Smach's two children and nephew under the New York Uniform Gifts to Minors Act. Mr. Smach exercises voting and investment power over the shares.

(6)
Shares beneficially owned include 163,908 shares subject to options exercisable within 60 days of March 31, 2009 and an aggregate of 4,960 shares of common stock beneficially owned by two trusts for the benefit of Mr. Croghan's two daughters. Mr. Croghan's spouse is the trustee of both trusts and she exercises sole voting and investment power over the shares. Mr. Croghan disclaims beneficial ownership of such shares.

(7)
Shares beneficially owned include 30,000 shares subject to options exercisable within 60 days of March 31, 2009.

(8)
Mr. Duerden was appointed as our President and Chief Executive Officer and a director effective March 18, 2009.

(9)
Shares beneficially owned include 649,457 shares subject to options exercisable within 60 days of March 31, 2009.

(10)
Shares beneficially owned include 50,000 shares subject to options exercisable within 60 days of March 31, 2009.

(11)
Shares beneficially owned include 295,906 shares subject to options exercisable within 60 days of March 31, 2009 and 254,364 shares held jointly with his spouse.

(12)
Shares beneficially owned include 61,636 shares subject to options exercisable within 60 days of March 31, 2009.

(13)
Shares beneficially owned represent shares subject to options exercisable within 60 days of March 31, 2009.

(14)
Shares beneficially owned include 837,562 shares of common stock subject to options issued to seven directors and 1,056,999 shares of common stock subject to options issued or restricted stock awards granted to four current executive officers that are exercisable or issuable within 60 days of March 31, 2009.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board Composition

        Our Board of Directors currently consists of eight members divided into three classes, with each director elected to a three-year term. Under our amended and restated bylaws, each of our directors holds office until his or her successor is elected and qualified or until such director's earlier death, resignation, disqualification or removal.

        At each annual meeting of stockholders, the successors to directors whose terms expire at such meeting will be elected, or such directors will be re-elected, and will serve from the time of election and qualification until the third annual meeting following their election or until their successors are duly elected and qualified. The current authorized number of directors is eight. The authorized number of directors may be changed by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the Board can be filled by resolution of the Board of Directors.

        NASDAQ listing standards require that our Board of Directors have a majority of independent directors. The Board of Directors has determined that all of the current non-management members of our Board of Directors, except Mr. Snyder, are independent directors as defined by Rule 4200(a) (15) of the NASDAQ listing standards. The Board makes a determination regarding the independence of each director annually based on the relevant facts and circumstances. Applying the standards and independence criteria defined by the NASDAQ listing standards, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

        During 2008, the Board of Directors met ten times and acted by written consent on various other occasions. All directors attended 75% or more of the meetings of the Board of Directors and the meetings of the committees of the Board on which they serve, with the exception of Messrs. Frasch and Croghan, who each attended 70% or more of the meetings of the Board and the committees on which they serve. The outside directors of the Board hold executive sessions without members of management present. We encourage, but do not require, our directors to attend the annual meeting. Mr. Snyder and Mr. Croghan attended our 2008 annual meeting of stockholders.

        Stockholders who wish to communicate with the Board of Directors or with specified individual directors may do so by mailing such written communication to: Corporate Secretary, Crocs, Inc., 6328 Monarch Park Place, Niwot, Colorado 80503. The Corporate Secretary will review all correspondence and will forward to the Board or an individual director a summary of the correspondence received and copies of correspondence that the Corporate Secretary determines requires the attention of the Board or such individual director. The Board or an individual director may at any time request copies and review all correspondence received by the Corporate Secretary that is intended for the Board or such individual director.

Board Committees

        Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has established the following committees:

        Audit Committee.    Messrs. Smach (Chairman), Frasch and Jacobi are the current members of our Audit Committee. During 2008, the members of our Audit Committee were Messrs. Smach, Frasch and Croghan. The Audit Committee met seven times in 2008. The functions of the Audit Committee include oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the performance, qualifications and independence of our independent auditors and the performance of our internal audit function. Our Audit Committee is directly responsible, subject to stockholder ratification, for the appointment, retention, compensation, evaluation, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. The purpose and responsibilities of our Audit Committee are set forth in the Audit Committee Charter, which was amended and restated by our Board of Directors on February 18, 2008. The amended and restated Audit Committee Charter can be found on our website at www.crocs.com.

        All of the members of the Audit Committee are independent, as determined in accordance with NASDAQ listing standards and relevant federal securities laws and regulations. Our Board of Directors has determined that Mr. Smach qualifies as an "audit committee financial expert" as defined by the applicable regulations of the SEC.

        Compensation Committee.    Messrs Croghan (Chairman), Sharp and Cannon are the current members of our Compensation Committee. During 2008, our Compensation Committee consisted of Messrs. Michael E. Marks, who resigned from the Board effective July 29, 2008, Croghan (Chairman) and Sharp. The Compensation Committee met nine times in 2008. The Compensation Committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefits, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee is also responsible for approving our Compensation Discussion and Analysis for inclusion in our proxy statement. The purpose and responsibilities of our Compensation Committee are set forth in the Compensation Committee Charter, which was approved by our Board of Directors on June 30, 2005. The Compensation Committee Charter can be found on our website at www.crocs.com. All of the current members of the Compensation Committee are independent, as determined in accordance with NASDAQ listing standards and relevant federal securities laws and regulations.

        Role of the Compensation Committee.    The Compensation Committee has the authority to establish and monitor the executive compensation programs and to make decisions regarding the compensation of the NEOs. The Compensation Committee sets the Chief Executive Officer's compensation. The Compensation Committee also reviews the recommendations of the Chief Executive Officer with respect to compensation of the other NEOs and, after reviewing such recommendations, sets the compensation of the other NEOs. The Compensation Committee also monitors, administers and approves awards under our various incentive compensation plans for all levels of our employees, including awards under our 2007 Equity Incentive Plan and 2008 Cash Incentive Plan.

        The Compensation Committee relies on its judgment in making compensation decisions after reviewing our performance and evaluating each executive's performance against established goals, leadership ability and responsibilities, and current compensation arrangements. When setting total compensation for each of the NEOs, the Compensation Committee reviews the NEO's current compensation, which includes equity and non-equity based compensation. The Compensation Committee also evaluates surveys and other available data regarding the executive compensation programs of comparative companies. The compensation program for NEOs and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances.

        Role of Consultants.    In evaluating 2008 executive compensation, the Compensation Committee and management engaged a third party consultant, Mercer, to provide an overall evaluation of our NEO compensation, including a comparison against our peers, on elements of compensation including base pay, performance based bonuses and long-term equity awards. The peer group information, which includes peers utilized in 2007 (detailed in Executive Compensation and Analysis later in this document), was collected and presented to the Compensation Committee by Mercer in March 2008. The use of these market benchmarks, while helpful to the Committee in determining 2008 executive compensation, is principally intended to assist the Compensation Committee as a point of reference and is not considered to be determinative in the Compensation Committee's decision-making process. The Compensation Committee is granted authority to retain such outside counsel, experts and other advisers as deemed necessary.

        Employment and Severance Agreements.    Certain of our NEOs have employment agreements, as described more fully later in this document. In addition, unvested options and restricted stock may become vested on a change in control pursuant to individual option or restricted stock award agreements. The NEOs serve at the will of the Board, which enables us to terminate their employment with discretion and to determine the terms of any severance. This is consistent with our performance-based employment and compensation philosophy.

        Governance and Nominating Committee.    Our Governance and Nominating Committee currently consists of Messrs. Sharp (Chairman) and Cannon. During 2008, Mr. Sharp and Ms. Marie Holman-Rao were members of our Governance and Nominating Committee. Ms. Holman-Rao resigned from the Board effective September 8, 2008. The Governance and Nominating Committee met once in 2008. The Governance and Nominating Committee assists our Board of Directors in promoting the best interests of the Company and our stockholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Governance and Nominating Committee identifies individuals qualified to become board members and recommends to our Board of Directors the director nominees for each annual meeting of stockholders. It also reviews the qualifications and independence of the members of our Board of Directors and its various committees and makes any recommendations the Governance and Nominating Committee members may deem appropriate concerning any recommended changes in the composition of our Board of Directors and its committees. The Governance and Nominating Committee also recommends to our Board of Directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to us and reviews the provisions of the Governance and Nominating Committee Charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal or regulatory requirements of NASDAQ. The Governance and Nominating Committee also monitors and leads our Board of Directors in its annual review of our Board of Directors' performance.

        The purpose and responsibilities of our Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter, which was approved by our Board of Directors on June 30, 2005. The Governance and Nominating Committee Charter can be found on our website at www.crocs.com. All of the members of the Governance and Nominating Committee are independent, as determined in accordance with the NASDAQ listing standards.

        Director Nomination Process.    In identifying potential director candidates, the Governance and Nominating Committee relies on recommendations from a number of sources, including current directors and officers. The Governance and Nominating Committee may also hire outside consultants or search firms or other advisors to assist in identifying director candidates. The Governance and Nominating Committee will consider director candidates recommended by stockholders on the same basis as it considers other candidates. Any stockholder wishing to recommend a candidate for consideration by the Governance and Nominating Committee may do so by submitting a written recommendation to the Governance and Nominating Committee in accordance with the procedures set forth under "Stockholder Proposals and Nominations for 2010 Annual Meeting."

        In evaluating a candidate for director, the Governance and Nominating Committee considers, among other things, the candidate's judgment, knowledge, integrity, business and industry experience, and expertise, which are likely to enhance the Board of Director's ability to govern our affairs and business. The Governance and Nominating Committee also takes into account independence requirements imposed by law or regulations (including the NASDAQ listing standards). In the case of director candidates recommended by stockholders, the Governance and Nominating Committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

Code of Business Conduct and Ethics and Committee Charters

        We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees, including our principal executive, financial and accounting officers. The Amended and Restated Code of Business Conduct and Ethics (as of February 18, 2008) is posted on our website at www.crocs.com. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our Amended and Restated Code of Business Conduct and Ethics that apply to our directors and principal executive, financial and accounting officers by posting such information on our website. The Audit Committee Charter, Compensation Committee Charter and Governance and Nominating Committee Charter are also available on our website at www.crocs.com. Any person may request a copy of the Amended and Restated Code of Business Conduct and Ethics or committee charters free of charge by submitting a written request to: Corporate Secretary, Crocs, Inc., 6328 Monarch Park Place, Niwot, Colorado 80503.

Compensation of Directors

        The table below summarizes the total compensation paid or earned by each of the non-employee directors for the fiscal year ended December 31, 2008. Note that director-nominee W. Stephen Cannon was not appointed until February 24, 2009 and therefore, Mr. Cannon did not receive any director fees or equity grants in 2008.

	Year	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Raymond D. Croghan	2008	$60,000	$99,998	$332,389	$492,387
Ronald L. Frasch	2008	60,000	99,998	279,620	439,618
Peter Jacobi	2008	20,000	73,149	—	93,149
Richard L. Sharp	2008	65,000	99,998	347,423	512,421
Thomas J. Smach	2008	70,000	99,998	479,064	649,062

(1)
Amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with SFAS 123R and includes amounts from awards granted in and prior to 2008. Assumptions used in the calculations of these amounts are set forth in Footnote 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

        As of December 31, 2008, each non-employee director had the following number of stock options outstanding. All information regarding options outstanding have been restated, as appropriate, to reflect to the 2-for-1 stock split that occurred on June 14, 2007, which was effected as a 100% common stock dividend distributed on that date.

Options Outstanding at December 31, 2008(1)
Raymond D. Croghan	203,510
Ronald L. Frasch	85,000
Peter Jacobi	—
Richard L. Sharp	307,024
Thomas J. Smach	132,210

(1)
Option awards with exercise prices that are equal to or greater than $10.50 are subject to the Tender Offer as described in Compensation Discussion & Analysis. Participation in the Tender Offer is voluntary.

        On June 26, 2008, the Board of Directors approved a new compensation arrangement for non-employee directors, effective as of that date. Pursuant to the new Board of Directors Compensation Plan, each of our non-employee directors will receive $80,000 in annual cash compensation, payable quarterly in $20,000 installments. Further, the chairperson of the Audit Committee will receive an additional $10,000 and each of the chairpersons of the Compensation Committee and the Governance and Nominating Committee will receive an additional $5,000. All directors were reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. Prior to June 26, 2008, our non-employee directors each received cash compensation of $10,000 per quarter plus additional amounts for those directors serving as chairpersons of each of the committees of the Board of Directors.

        Under the most recent Board of Directors compensation plan, each non-employee director is awarded an annual grant of $100,000 of Company common stock based on the fair market value of the shares at the grant date. The non-employee directors were granted $100,000 of common stock, or a prorated amount if such non-employee director joined the Board after June 26, 2008, based on the closing price of the Company's common stock on June 26, 2008. In addition, the Chairman of the Board is awarded an annual option to purchase 10,000 shares of the Company's common stock at an exercise price equal to the fair market value of the shares at the date of grant. This option will vest and become exercisable in four equal installments on the respective dates of the next four annual meetings of stockholders.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables within this section. This discussion will focus on our objectives, principles, practices and decisions with respect to the compensation of the following named executive officers (the "NEOs"):

  •
  Ronald R. Snyder, Director and former Chief Executive Officer and President

  •
  John P. McCarvel, Chief Operating Officer and Executive Vice President

  •
  Peter S. Case, Senior Vice President of the Retail Division and Former Chief Financial Officer

  •
  Russell C. Hammer, Chief Financial Officer, Senior Vice President—Finance and Treasurer

  •
  Erik Rebich, Vice President, General Council and Secretary

        Note that Mr. Case served as our Chief Financial Officer until January 16, 2008 and ceased to serve as an executive officer on such date.

Executive Compensation Objectives and Principles

        The overall objective of our executive compensation program is to create long-term value for our stockholders by attracting and retaining talented executives, rewarding superior operating and financial performance, and aligning the long-term interests of our executives with those of our stockholders. Accordingly, our executive compensation program incorporates the following principles:

  •
  Compensation should be based on individual job responsibility, demonstrated leadership ability, management experience, individual performance and our performance. Employees in positions of leadership and broad responsibility are generally compensated by elements that are linked to our overall performance and stockholder returns.

  •
  Compensation should reflect the fair market value of the services received. We believe that a fair and competitive pay package for our NEOs is essential to attract and retain talented executives in key positions.

  •
  Compensation is designed to reward NEOs based on both our short-term and long-term performance. Base pay is tied to individual performance and market conditions for similar positions. Bonuses are tied to achievement of short-term quantitative performance goals that we believe closely correlate to share value. Long-term performance is rewarded through equity-based awards such as stock options, the value of which depends on future share prices, and the realization of which is contingent on satisfaction of vesting schedules requiring continued service with us.

  •
  Compensation should foster long-term focus. Compensation is designed to align executives' interests with those of our stockholders. A significant percentage of total compensation is allocated to non-cash compensation as a result of this philosophy. We do not use an exact formula for allocating between cash and non-cash compensation.

        The Compensation Committee forms its judgments regarding the levels and component mix of executive compensation by considering the market competition for executive talent, the risk to an executive inherent in employment with a company that has a relatively short operating history, and our financial goals. For the year ended December 31, 2008, we did not award any cash incentive bonuses due to our financial performance during the year. Specifically, cash incentive bonuses for our NEOs were payable contingent upon the achievement of certain milestones related to growth in our diluted earnings per share. For the year ended December 31, 2008, our diluted earnings per share declined 212% from earnings per share of $2.00 in the year ended December 31, 2007 to a loss per share of $2.24 in the year ended December 31, 2008. We did, however, grant certain of our NEOs stock options and stock awards in order to retain key talent and foster a long-term focus.

Elements of Compensation

        Our executive compensation objectives and principles are implemented through the use of the following elements of compensation, each of which is discussed more fully below:

  •
  Base Pay

  •
  Performance-Based Bonus

  •
  Long-Term Equity Awards

  •
  Other Personal Benefits

        Our executive compensation program seeks to attract, retain, and motivate exemplary executive talent who are able to succeed in our fast paced, rapidly evolving company. Our executive compensation program also seeks to hold our executives accountable and reward them appropriately for successful business results. We are firmly committed to our stockholders and our executive compensation program is structured to align our executives' compensation with our stockholders' interests. To meet each of these objectives, our core executive compensation program encompasses base salaries, annual performance-based incentive compensation, and long term equity incentive awards. We believe that the total compensation opportunities offered to our executives are sufficient to reduce the need for anything other than limited executive perquisites (which are detailed later in this report) or enhanced benefit programs beyond those that are typically available to all other employees.

        The Compensation Committee does not utilize an exact calculation in determining the break-down of NEO compensation among base pay, annual performance-based bonus, and long-term equity awards; rather, the Compensation Committee takes into consideration all forms of compensation. Because we are a rapidly evolving company, we believe that a substantial portion of each NEO's compensation should be in the form of annual performance-based bonus and equity awards. In general, compensation of the NEOs is set at levels where we are competitive with our market peers of the S&P 600 Footwear Index and two similar companies due to either their multi-brand business model or similar growth patterns (collectively, "Peers"), with the expectation that shortfalls in base pay, if any, will be recouped through performance bonuses should our performance entitle the NEO to receive performance bonuses. The Peers and the criteria for their inclusion are listed below:

Company	Criteria
Brown Shoe Co., Inc.	S&P 600 Footwear
K-Swiss, Inc.	S&P 600 Footwear
Quiksilver, Inc.	Similar Multi-Brand Business Model
Skechers USA, Inc.	S&P 600 Footwear
Stride Rite CP	S&P 600 Footwear
Timberland Co.	S&P 600 Footwear
Under Armour, Inc.	Similar Growth Pattern
Wolverine World Wide, Inc.	S&P 600 Footwear

        Base Pay.    The Compensation Committee established base pay in 2008 by considering the size of our operations, the responsibilities of the NEOs and the competitive marketplace for executive talent in similar positions, in particular that of our Peers. The Compensation Committee sets the base pay of the Chief Executive Officer. Base pay for other NEOs is set by the Compensation Committee after reviewing the recommendation of the Chief Executive Officer. Annual adjustments are influenced by growth of our operations, revenues and profitability, individual performance, changes in responsibility and other factors.

        Performance-Based Bonuses.    In an effort to encourage achievement of our performance objectives, the amount of potential bonus to be paid to the NEOs for the year upon achievement of these performance objectives is set at a level which the Compensation Committee believes is in excess of the bonuses paid by our Peers. The combination of base pay and performance-based bonuses is intended to result in an aggregate rate of salary and bonus compensation exceeding competitive market standards when we exceed the performance objectives set by the Compensation Committee. The Compensation Committee believes that a compensation plan exceeding competitive market standards offers NEOs additional incentive to outperform our Peers and ensures that we attract and retain talented NEOs.

        For 2008, the bonus amount for each NEO was expressed as a percentage of the NEO's base pay ranging from 50% to 300% contingent on us achieving diluted earnings per share growth in 2008 between 15% to 35% over our fully diluted earnings per share for the year ended December 31, 2007. None of these performance measures were achieved in 2008. The percentages were determined by the Compensation Committee based on the estimated contribution and responsibility of the individual NEO. The Compensation Committee also takes into consideration the inherent employment risk accepted by an officer of a rapidly evolving company with a limited operating history.

        No bonuses were earned in 2008 and no bonus-related payments have been made to NEO's in 2009. Information on target and maximum bonus amounts are included in the Grants of Plan Based Awards Table below. The Compensation Committee has discretion to depart from the formula in approving the bonuses and decrease bonuses after general results are known.

        Our annual performance-based bonuses are paid pursuant to our 2008 Cash Incentive Plan. This plan qualifies as a performance-based compensation plan in accordance with Section 162(m) of the Internal Revenue Code (hereafter referred to as "the Code"). See "Deductibility of Executive Compensation" below for further discussion.

        No bonus metrics have yet been set for the 2009 fiscal year.

        Senior Executive Deferred Compensation Plan.    Certain senior executives, including NEOs, are eligible to participate in the 2008 Senior Executive Deferred Compensation Plan (the "Senior Executive Plan"). Under the Senior Executive Plan, a participant may defer all or a part of his or her bonus amount exceeding 200% of such participant's target bonus in accordance with the applicable deferral agreement executed by the participant. The deferred compensation is credited to a deferral account established for each participant under the Senior Executive Plan for recordkeeping purposes. Under the Senior Executive Plan, we established an irrevocable trust into which we are required to deposit cash or other assets as specified in the applicable deferral agreement, equal to the aggregate amount required to be credited to the participant's deferral account, less any applicable taxes required to be withheld. In 2008, Messrs. Snyder and McCarvel elected to participate in the Senior Executive Plan and deferred $1.6 million and $640,000, respectively, of their 2007 performance-based bonuses. The deferred bonus for Mr. McCarvel will vest ratably on a quarterly basis over a three year period, with a pro rata amount vesting on each calendar quarter, providing a long-term retention incentive. The deferred bonus for Mr. McCarvel will be 100% vested upon a change of control (as defined in the Senior Executive Plan) if he is employed at that time or if his employment is terminated as a result of death or disability. Because Mr. Snyder resigned from his position as President and Chief Executive Officer effective March 2009, he will be paid out the vested portion of his deferred compensation six months after the termination date of his employment. As of the termination date, the vested portion of his deferred compensation was $666,666.

        Long-Term Equity Awards.    Discretionary long-term equity awards, in the form of stock options and restricted stock, are granted at the Compensation Committee's discretion to the NEOs annually in order to provide long-term performance-based compensation, to encourage the NEOs to continue their employment throughout the vesting periods of the awards, and to align management and stockholder interests. The Compensation Committee considers grant size and the appropriate combination of equity-based awards in making NEO grant decisions. For 2008 and 2009, the amount of long-term equity awards granted to NEOs was based on the Compensation Committee's assessment of each NEO's expected future contributions and the equity award levels of our Peers. In 2008, the

Compensation Committee approved stock option grants and restricted stock for the NEOs as listed below:

Name	2008 Stock Option Awards: Number of Securities Underlying Options (#)	2008 Restricted Stock Awards: (#)
Ronald R. Snyder	200,000	—
John P. McCarvel	193,000	120,000
Peter S. Case	30,000	22,000
Russell C. Hammer	335,000	117,000
Erik Rebich	100,000	50,000

        We compared our long-term equity award program for 2008 against the equity-based compensation programs of our Peers to assist in determining both the structure and amount of awards to be made in 2008. The Compensation Committee believes that the awards made to NEOs in 2008 were made at levels consistent with those of our Peers and the anticipated contribution and responsibility of the NEO in future years. The Compensation Committee has not yet made any equity awards to NEOs in 2009, except for a January 2009 grant of 317,000 stock options and 197,000 shares of restricted stock to Mr. Snyder and the grants noted below to Mr. Duerden, our new Chief Executive Officer. The grants to Mr. Snyder were intended to provide incentive for Mr. Snyder to remain with us as we searched for a new Chief Executive Officer and to assist with the transition. The 197,000 shares of restricted stock and the 317,000 stock options granted to Mr. Snyder vest in twelve equal installments, the first eleven occurring in the first eleven successive months after the date of grant, and the twelfth installment occurring 36 months after the date of grant. The first six installments are guaranteed to vest and the latter installments will vest provided that Mr. Snyder remains a director or employed by us as of each vesting date. In the event that Mr. Snyder ceases to serve as a director or officer of ours, any unvested restricted stock or stock options that are subject to vest during the first six months after the date of grant will automatically vest and become issuable or exercisable, as applicable, on the date of such separation.

        Options are generally granted with an exercise price equal to the closing price per share on the date of grant and vest pro rata over four-years, with the first year vesting on a "cliff" basis followed by monthly vesting for the remaining three years. Stock options only have economic value to the grantee to the extent the market price of the underlying shares on the exercise date exceeds the exercise price. Accordingly, options provide compensation only if the underlying share price increases over the option term and the NEO's employment continues until the vesting date. The Compensation Committee believes that the granting of stock options with an exercise price equal to the market value on the date of grant represents a preferred method of equity incentive compensation when compared to stock awards because the value of the option award to the NEO is based solely on future increases in the market value of our stock.

        Other Benefits.    Other benefits are provided to the NEOs in order to achieve a competitive pay package as detailed in the Summary Compensation Table below. The Compensation Committee believes that those benefits, which are detailed in the Summary Compensation Table under the heading "All Other Compensation," are reasonable, competitive and consistent with our overall executive compensation program. Those benefits consist principally of employer-paid premiums on health insurance and country club dues. In addition, from time to time, our directors and executive officers may use our company-owned aircraft for personal purposes, provided they fully reimburse us for related expenses, including fuel and other variable costs.

        New Chief Executive Officer.    On February 24, 2009, John Duerden was appointed as our President and Chief Executive Officer, effective March 18, 2009. Concurrent with the appointment, we entered into an employment agreement with Mr. Duerden which provided for an annual base salary of $850,000. Mr. Duerden's employment agreement also provided that he would be eligible for awards under our 2008 Cash Incentive Plan and established a target bonus rate of 100% of his annual base salary with a possible payout of up to 200% of his annual base salary. (See Employment Agreements later in this document for a more robust description of Mr. Duerden's employment agreement.) In addition, Mr. Duerden was paid a $350,000 signing bonus and was granted 400,000 shares of restricted common stock and options to purchase 400,000 shares of common stock at an exercise price of $1.37 per share. The terms of Mr. Duerden's employment agreement are more fully described in Employment Agreements later in this document. Mr. Duerden's salary and incentive package was set based upon the Compensation Committee's assessment of his expected future contributions and compensation packages offered to those in similar positions by our Peers.

        John McCarvel Employment Agreement.    In February 2009, we entered into an employment agreement with John McCarvel, our current Chief Operating Officer and Executive Vice President. This agreement is intended to provide incentive for Mr. McCarvel to remain with the Company and assist with the transition of the new Chief Executive Officer. (See Employment Agreements later in this document for a more robust description of Mr. McCarvel's employment agreement.)

        Tender Offer.    Due to the recent decline in the market price of our common stock, the exercise prices of a substantial number of outstanding stock options held by our employees far exceed the market price of our common stock (referred to as "underwater options"). This decline in our common stock price substantially eliminates the incentive and retention value of the options granted to our employees. Accordingly, after a comprehensive review of our compensation program, we have offered to purchase stock options with exercise prices equal to or greater than $10.50 per share for cash from certain eligible employees (the "Tender Offer") in order to restore the incentive value of our long-term performance award programs. Individuals eligible to participate in the Tender Offer are those employees, including officers and non-employee directors, who continue to be employees or directors from the April 2, 2009 offer date to the offer's expiration date on April 30, 2009, unless extended. Participation in the Tender Offer is voluntary. Any tendered unvested eligible options will reduce future compensation expense associated with such eligible options and reduce potential stockholder dilution associated with eligible options with values that have been reduced or eliminated because of the decline in our stock price. Additionally, any eligible options tendered that were granted under our 2007 Equity Incentive Plan will increase the pool of shares available for future grants under the 2007 Plan. Eligibility for future grants of options and equity awards will remain subject to our discretion. If all eligible options are tendered to us for purchase, the aggregate cash payment will be approximately $315,000.

Deductibility of Executive Compensation

        Section 162(m) of the Code imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to the company's chief executive officer during a tax year or to any of the company's four other most highly compensated executive officers who are still employed at the end of the tax year. The limit does not apply to compensation that meets the requirements of the Code for "qualified performance-based" compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based on performance criteria approved by the company's stockholders).

        The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. In certain situations, the Compensation Committee may approve compensation that does not meet the requirements of the Code in order to ensure competitive levels of total compensation for our executive officers. Stock option grants in 2008 were intended to constitute "qualified performance-based compensation" under Section 162(m). The annual performance bonuses, if any, payable in 2009 under our 2008 Incentive Plan also met the requirements for consideration as "qualified performance-based compensation" under Section 162(m).

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with the Company's management. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Ray Croghan (Chairman)
Richard Sharp
W. Stephen Cannon

 Summary Compensation Table

        The following summary compensation table indicates the cash and non-cash compensation paid to each of our NEOs during our fiscal years ended December 31, 2008, 2007 and 2006. The compensation described in this table does not include benefits that are generally available to all of our salaried employees. All information regarding stock and option awards has been restated, as appropriate, to reflect the 2-for-1 stock split that occurred on June 14, 2007, which was effected as a 100% common stock dividend distributed on that date.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Ronald R. Snyder	2008	$1,000,000	$—	$329,405	$3,077,522	$—	$18,874	$4,425,801
Former Chief Executive Officer	2007	800,000	—	402,584	2,548,659	3,200,000	19,325	6,970,568
and President	2006	500,000	500,000	344,937	1,603,296	1,000,000	10,711	3,958,944
John P. McCarvel	2008	500,000	—	4,074	1,191,953	—	14,230	1,710,257
Chief Operating Officer and	2007	400,000	—	—	768,666	1,280,000	15,398	2,464,064
Executive Vice President	2006	275,000	220,000	460,333	132,655	440,000	—	1,527,988
Peter S. Case	2008	300,000	—	747	598,964	—	14,465	914,176
Senior Vice President of the Retail	2007	300,000	225,000	—	483,392	225,000	19,381	1,252,773
Division, Former Chief Financial	2006	249,000	82,500	—	258,034	230,000	10,116	829,650
Officer
Russell C. Hammer(4)	2008	413,221	—	81,525	418,915	—	66,386	980,047
Chief Financial Officer, Senior
Vice President-Finance
and Treasurer
Erik Rebich(5)	2008	250,000	—	1,697	292,191	—	10,096	553,984
Vice President, General Counsel
and Secretary

(1)
Amounts reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006 in accordance with SFAS 123R and include amounts from awards granted in and prior to such years. Assumptions used in the calculations of these amounts are included in Footnote 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Option awards with exercise prices equal to or greater than $10.50 per share are subject to the Tender Offer as described in Compensation Discussion & Analysis. Participation in the Tender Offer is voluntary.

(2)
Amounts for Mr. Snyder and Mr. McCarvel in 2007 include deferred compensation under the Senior Executive Plan of $1.6 million and $640,000, respectively, and will vest over a three year period. Because Mr. Snyder resigned from his position as President and Chief Executive Officer effective March 2009, he will be paid out the vested portion of his deferred compensation six months after the termination date of his employment. As of the termination date, the vested portion of his deferred compensation was $666,666.

(3)
All other compensation represents incremental healthcare premiums paid by us on behalf of the NEO and golf club membership fees. We cover 100% of the healthcare premiums for certain executives, a benefit that is not offered to other employees. The golf memberships relating to NEOs were cancelled in 2009. For Mr. Hammer, the amount stated above also reflects $52,156 in company-paid costs for a vehicle that has been provided to him for his personal use. In addition, we own, operate and maintain our own aircraft. From time to time, our directors and executive officers have used the aircraft for personal purposes. These directors and executive officers have fully reimbursed us for expenses related to their personal use of this aircraft during the year ended December 31, 2008, determined based on the cost of fuel and other variable costs associated with the flights under FAR 91-501(d). Accordingly, no amounts related to personal aircraft usage has been reflected in the table above.

(4)
Mr. Hammer was appointed as our Chief Financial Officer in January 2008. Accordingly, no compensation information is presented for 2006 and 2007.

(5)
Mr. Rebich became an executive officer on May 5, 2008.

 Grants of Plan-Based Awards Table

        The table below summarizes the plan-based awards granted during the year ended December 31, 2008 to each of the NEOs listed in the Summary Compensation Table. All information regarding stock and option awards account for the 2-for-1 stock split that occurred on June 14, 2007, which was effected as a 100% common stock dividend on that date.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Target ($)		Maximum ($)		Stock or Units (#)	Options (#)	Awards ($/Sh)	Option Awards(2)
Ronald R. Snyder	3/31/08		$1,000,000		$3,000,000
	1/4/08						200,000	$32.75	$2,950,800
John P. McCarvel	3/31/08		$400,000		$1,200,000
	1/4/08						150,000	$32.75	$2,213,100
	11/17/08						143,000	$1.14	$71,572
	11/17/08					120,000			$136,800
Peter C. Case	3/31/08	$	—(3)	$	—(3)
	1/4/08						30,000	$32.75	$442,620
	11/17/08						35,000	$1.14	$17,518
	11/17/08					22,000			$25,080
Russell C. Hammer	3/31/08		$270,000		$810,000
	1/8/08						150,000	$30.05	$2,029,455
	6/2/08						100,000	$10.03	$453,190
	11/17/08						85,000	$1.14	$42,543
	5/28/08					50,000			$538,500
	11/17/08					67,000			$76,380
Erik Rebich	3/31/08		$125,000		$375,000
	1/4/08						30,000	$32.75	$442,620
	11/17/08						70,000	$1.14	$35,035
	11/17/08					50,000			$57,000

(1)
Awards represent possible payments under our 2008 Cash Incentive Plan. Payments are based on specified target levels of diluted earnings per share, as described in the Compensation Discussion and Analysis. The target payments were based on achieving the target level of performance with ranges from 50% to 100% of the NEO's base salary. The maximum payout amounts were based on the plan maximum, which ranges from 150% to 300% of the NEO's base salary. No bonuses were earned by the NEOs in 2008 because the specified target levels of diluted earnings per share were not met.

(2)
Grant date fair value for stock and option awards was determined pursuant to SFAS 123R. Assumptions used in the calculations of these amounts are set forth in Footnote 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Option awards with an exercise price equal to or greater than $10.50 are subject to the Tender Offer as described in Compensation Discussion & Analysis. Participation in the Tender Offer is voluntary.

(3)
Because Mr. Case ceased to be an NEO on January 16, 2008, he was not eligible to participate in the 2008 Cash Incentive Plan.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

        We have entered into employment agreements with Mr. Duerden, Mr. Hammer and Mr. McCarvel as set forth below.

        John Duerden.    On February 24, 2009, John Duerden was appointed as our President and Chief Executive Officer effective March 16, 2009. Upon his initial appointment in February, we entered into an employment agreement with Mr. Duerden. The employment agreement provides that Mr. Duerden will receive an annual base salary of $850,000, subject to annual adjustments. Mr. Duerden's bonus target will be 100% of his base salary, with a possible payout of up to 200% of his annual base salary pursuant to our 2008 Cash Incentive Plan. The employment agreement also provides for a $350,000 signing bonus within five business days of commencing his employment with us as well as relocation benefits and reimbursement of up to 12 months of housing expenses while he looks for a permanent residence in the Boulder, Colorado metro area.

        In connection with the execution of Mr. Duerden's employment agreement, Mr. Duerden was granted 400,000 shares of restricted common stock and options to purchase 400,000 shares of our common stock. Twenty-five percent of the restricted stock and options will vest on the first anniversary of the grant date and the remaining options will vest in 36 equal monthly installments upon Mr. Duerden's completion of each additional month of continuous employment with us after the first anniversary of the grant date.

        Mr. Duerden's employment agreement also provides that if he is terminated by us involuntarily without cause (as defined in the employment agreement), he will receive: (a) a lump sum equal to one year's base salary in effect at the time of termination; (b) the bonus payment that would have been paid to him in accordance with the terms and conditions of the bonus plan for the year in which he was terminated, prorated based on the portion of the year he was employed by us; (c) a lump sum annual bonus payment equal to one year's base salary in effect at the time of termination; (d) health insurance continuation, such that we will pay the employer portion of premiums for health insurance coverage until the earlier of (i) twelve months after the termination, or (ii) the effective date of any subsequent similar coverage that Mr. Duerden obtains by becoming employed by another company; and (e) immediate vesting of stock options and restricted stock that would have vested had he remained employed by us for the 12 month period following the termination date.

        In addition, the employment agreement provides that if Mr. Duerden resigns from his employment with us for good reason (as defined in the employment agreement), he will receive the severance payments and benefits described above relating to involuntary termination without cause. If Mr. Duerden resigns for good reason within six months of a change in control, the unvested stock options and restricted stock then held by Mr. Duerden that would have vested had he remained employed for 24 months after the resignation date, rather that 12 months, will immediately vest.

        During his employment with us and for eight months after the termination of his employment with us, Mr. Duerden will be restricted from participating in certain competitive businesses. During his employment with us and for a period of twelve months after the termination of his employment with us, Mr. Duerden will be restricted from soliciting our employees and customers.

        Russell C. Hammer.    In January 2008, we entered into an employment agreement with Mr. Hammer, our current Chief Financial Officer, Senior Vice President—Finance, and Treasurer. The employment agreement provides that Mr. Hammer will receive a monthly salary of $31,250, subject to annual adjustments. He will also be eligible to receive bonuses pursuant to our 2008 Cash Incentive Plan based on performance criteria established by the Compensation Committee. Mr. Hammer's bonus target will be sixty percent of his base salary. As of December 31, 2008, Mr. Hammer's base salary was $37,500 per month.

        Pursuant to his employment agreement, Mr. Hammer will receive reimbursement for relocation and housing expenses when and if he relocates to the Niwot, Colorado area and is entitled to participate in all employee benefit plans and programs generally available to our executives, including our Senior Executive Plan. The employment agreement also provides that Mr. Hammer will receive a lump sum equal to six months base salary if he is terminated by us involuntarily without cause. During his employment with the Company and for a period of six months after the termination of his employment, Mr. Hammer will be restricted from participating in certain competitive businesses.

        Pursuant to our 2007 Equity Incentive Plan and the terms of the employment agreement, we also awarded Mr. Hammer options to purchase 150,000 shares of our common stock at an exercise price of $30.05, the closing price of our common stock on the grant date. Twenty-five percent of the options will vest on the first anniversary of the grant date and the remaining options will vest in 36 equal monthly installments upon his completion of each additional month of continuous employment with us after the first anniversary of the grant date.

        During Mr. Hammer's employment with us and for a period of six consecutive months from and after the termination of his employment, he will be restricted from participating in any competitive businesses. In addition, during his employment with us and for a period of twelve months after the termination of his employment with us, Mr. Hammer will be restricted from soliciting our employees and customers.

        John P. McCarvel.    In February 2009, we entered into an employment agreement with Mr. McCarvel, our current Chief Operating Officer and Executive Vice President, the term of which is two years. The employment agreement provides that Mr. McCarvel will receive an annual base salary of $600,000, subject to annual adjustments. He will also be eligible to receive bonuses pursuant to our 2008 Cash Incentive Plan based on performance criteria established by the Compensation Committee. Mr. McCarvel's bonus target will be eighty percent of his base salary. Mr. McCarvel will also be eligible to receive equity awards under our 2007 Equity Incentive Plan. He is also entitled to participate in all employee benefits plans and programs generally available to our executives, including our Senior Executive Plan.

        Mr. McCarvel's employment agreement also provides that if Mr. McCarvel is terminated by us involuntarily without cause during the two year term of the employment agreement, he will receive: (a) all base salary that would have been paid to him had he remained employed by us for the remainder of the two year term, (b) the bonus payment that would have been paid to him in accordance with the terms and conditions of the bonus plan for the year in which he was terminated, (c) if the bonus plan payment criteria for Mr. McCarvel were not established for a fiscal year at the time of Mr. McCarvel's termination, the target bonus plan payment set forth in the employment agreement, and (d) immediate vesting of all unvested stock options held by Mr. McCarvel, which will remain exercisable for one year following the termination.

        During the term of Mr. McCarvel's employment agreement, he will be restricted from participating in certain competitive businesses. During his employment and for a period of twelve months after the termination of his employment with us, Mr. McCarvel will be restricted from soliciting our customers.

Awards

        On January 4, 2008, the Compensation Committee granted stock option awards to several of our NEOs. On November 17, 2008, the Compensation Committee granted stock option awards and stock awards to Messrs. Case, McCarvel, Hammer and Rebich. The option awards vest one-fourth after the first anniversary of the grant date with the remainder vesting in 36 equal and successive monthly installments after the applicable initial vesting date. The stock awards vest thirty-three percent on each of the first, second and third anniversary dates of the grant date.

        The Compensation Committee also granted stock option awards to Mr. Hammer on January 8, 2008 in connection with his appointment as Chief Financial Officer. He also received stock option awards on June 2, 2008 and stock awards on May 28, 2008 as a method of retaining Mr. Hammer's services. No other restricted stock or stock options were awarded to NEOs in the year ended December 31, 2008.

Salary and Bonus in Proportion to Total Compensation

        In 2008, our NEOs received less than fifty percent of their total compensation reported in the Summary Compensation Table in the form of base salary and cash incentive awards. As noted in "Compensation Discussion and Analysis" above, we believe that a substantial portion of each NEO's compensation should be in the form of equity awards. Our Compensation Committee believes that our current program substantially aligns the compensation of our NEOs with the compensation of executive officers of our Peers, while also permitting our Compensation Committee to provide incentives to the NEOs to pursue performance that increases stockholder value. Please see "Compensation Discussion and Analysis" for a description of the objectives of our compensation program and overall compensation philosophy.

        The table below summarizes the unexercised options and unvested stock awards as of December 31, 2008 for each of the NEOs listed in the Summary Compensation Table. The information below accounts for the 2-for-1 stock split that occurred on June 14, 2007, which was effected as a 100% common stock dividend on that date.

 Outstanding Equity Awards at Fiscal Year End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Ronald R. Snyder	—	200,000(2)	$32.75	1/4/2018	—		—
	167,710	182,290(3)	$22.92	1/9/2017
	175,612	253,087(4)	$10.50	2/7/2016
	116,810	—	$0.51	8/31/2011
John P. McCarvel	—	143,000(5)	$1.14	11/17/2018	120,000	(10)	$148,800
	—	150,000(6)	$32.75	1/4/2018
	119,794	130,206(3)	$22.92	1/9/2017
	87,564	32,522(4)	$10.50	2/7/2016
Peter S. Case	—	35,000(5)	$1.14	11/17/2018	22,000	(10)	$27,280
	—	30,000(6)	$32.75	1/4/2018
	38,335	41,665(8)	$22.92	1/9/2017
	44,999	70,000(4)	$10.50	2/7/2016
Russell C. Hammer	—	85,000(5)	$1.14	11/17/2018	50,000	(10)	$62,000
	—	100,000(7)	$10.03	6/2/2018	67,000	(10)	$83,080
	—	150,000(8)	$30.05	1/8/2018
Erik Rebich	—	70,000(5)	$1.14	11/17/2018	50,000	(10)	$62,000
	—	30,000(6)	$32.75	1/4/2018
	9,167	20,831(3)	$22.92	1/9/2017
	8,030	9,490(4)	$10.50	2/7/2016
	26,697	2,427(9)	$0.85	1/1/2015

(1)
Options granted from inception through September 20, 2006 are exercisable immediately on the grant date. In order to preserve the vesting provisions of the options, the shares of our common stock underlying options that are exercised early are subject to a repurchase right by us at the lower of exercise price or fair market value of the underlying stock at the date of repurchase. Option awards with exercise prices greater than or equal to $10.50 are subject to the Tender Offer as described in Compensation Discussion & Analysis. Participation in the Tender Offer is voluntary.

(2)
Twenty-five percent of the options vested on January 4, 2009. Thereafter, the options vest in 36 successive equal monthly installments upon the optionee's completion of each additional month of continuous employment.

(3)
Twenty-five percent of the options vested on January 9, 2008. Thereafter, the options vest in 36 successive equal monthly installments upon the optionee's completion of each additional month of continuous employment.

(4)
Twenty-five percent of the options vested on February 6, 2007. Thereafter, the options vest in 36 successive equal monthly installments upon the optionee's completion of each additional month of continuous employment.

(5)
Twenty-five percent of the options will vest on November 17, 2009. Thereafter, the options vest in 36 successive equal monthly installments upon the optionee's completion of each additional month of continuous employment.

(6)
Twenty-five percent of the options vested on January 4, 2009. Thereafter, the options vest in 36 successive equal monthly installments upon the optionee's completion of each additional month of continuous employment.

(7)
Twenty-five percent of the options will vest on June 2, 2009. Thereafter, the options vest in 36 successive equal monthly installments upon the optionee's completion of each additional month of continuous employment.

(8)
Twenty-five percent of the options vested on January 8, 2009. Thereafter, the options vest in 36 successive equal monthly installments upon the optionee's completion of each additional month of continuous employment.

(9)
Twenty-five percent of the options vested on January 1, 2006. Thereafter, the options vest in 36 successive equal monthly installments upon the optionee's completion of each additional month of continuous employment.

(10)
Thirty-three percent of the stock award will vest on November 17, 2009. Thereafter, the awards vest in two successive equal annual installments of thirty-three percent upon the grantee's completion of each additional year of continuous employment.

Option Exercises and Stock Vested Table

        The table below summarizes the options exercised and stock awards vested during the year ended December 31, 2008 for each of the NEOs listed in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald R. Snyder	155,350	$3,065,091	87,558	$1,489,724
John P. McCarvel	—	—	—	—
Peter S. Case	45,000	398,929	—	—
Russell C. Hammer	—	—	—	—
Erik Rebich	115,212	$2,934,015	—	—

 Nonqualified Deferred Compensation

        The table below summarizes the non-equity incentive compensation that was deferred relating to the year ended December 31, 2008 for each of the NEOs listed in the Summary Compensation Table.

Name	Executive Contributions in Last Fiscal Year(1) $	Crocs, Inc. Contributions in Last Fiscal Year $	Aggregate Earnings in Last Fiscal Year $	Aggregate Withdrawals/Distributions $	Aggregate Balance at Last Fiscal Year End $
Ronald R. Snyder(2)	$1,600,000	$—	$5,717	$—	$1,605,717
John P. McCarvel	640,000	—	3,667	—	643,667
Peter S. Case	—	—	—	—	—
Russell C. Hammer	—	—	—	—	—
Erik Rebich	—	—	—	—	—

(1)
Under our Senior Executive Plan, participants have the option to defer any bonus amount exceeding 200% of the participant's target bonus. The deferred amount will vest ratably on a quarterly basis over a three year period, with a pro rata amount vesting on each calendar quarter. Any unvested balance will vest immediately upon the death or disability of the participant or upon a Change in Control, as defined in the plan. The total amounts shown above for Messrs. Snyder and McCarvel are included in the Non Equity Incentive Compensation Plan column of the Summary Compensation Table in 2007.

(2)
Because Mr. Snyder resigned from his position as President and Chief Executive Officer effective March 2009, he will be paid out the vested portion of his deferred compensation six months after the termination date of his employment. As of the termination date, the vested portion of his deferred compensation was $666,666.

Potential Payments on Terminations or Change in Control

        Certain of our NEOs have employment agreements with us that provide for special guaranteed payments upon a change in control or involuntarily termination for other than "cause" (as described in each respective NEO's employment agreement, summarized previously). Likewise, all stock option and restricted stock awards made under the 2005 Equity Incentive Plan have an acceleration clause that provides that all unvested outstanding equity awards will immediately vest in the event of a change in control (the 2007 equity incentive plan does not have any acceleration provisions). A summary of the potential payments that each of our NEOs would have received upon involuntary termination for other than "cause" and upon a termination related to change in control, assuming that each triggering event occurred on December 31, 2008, follows:

		Involuntary Termination for Other Than Cause				Change in Control(1)
				Stock Options and Awards Unvested and Accelerated(1)
	Severance	Bonus	Perquisites		Total	Stock Options and Awards Unvested and Accelerated(1)
Ronald R. Snyder	—	—	—	—	—	—
John P. McCarvel	$1,041,667	$1,200,000	—	$14,300	$2,241,667	—
Peter S. Case	—	—	—	—	—	—
Russell C. Hammer	$225,000	—	—	—	—	—
Erik Rebich	—	—	—	—	—	$947

(1)
All stock options and restricted stock granted under the 2005 Equity Incentive Plan vests on a change in control pursuant to individual option or restricted stock award agreements. In addition, Mr. McCarvel's employment agreement provides for an acceleration of vesting for all unvested stock options as of the date of termination, inclusive of options granted under our 2007 Equity Incentive Plan, for involuntary termination for other than cause. The calculation of the amount shown herein is based on the number of unvested shares at December 31, 2008 multiplied by the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2008, less the exercise price for such stock options. Where the aggregate exercise price of the option was more than the market value of the underlying stock, those amounts have been excluded from the calculation of the net benefit shown above.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

        In 2008, we sponsored Germain Racing Truck #9 in the NASCAR Craftsman Truck Series. Justin Marks is employed by Germain Racing as the driver of Truck #9. Justin Marks is the son of Michael Marks who, at the time we entered into the sponsorship agreement, was a director. Mr. Marks resigned as a director on July 29, 2008. The total amount of our sponsorship of Germain Racing for 2008 was $480,000. We believe that Justin Marks, a related person, had a material interest in the sponsorship by virtue of his employment with Germain Racing as the driver of Truck #9. The sponsorship was part of our larger auto racing sponsorship and sports marketing efforts and was negotiated at an arms-length basis with terms similar to those of our other auto racing sponsorships. The sponsorship agreement ended in the fourth quarter of 2008 and was not renewed.

Policy on Transactions with Related Persons

        Our Business Code of Conduct and Ethics requires that any transaction involving us in which one of our directors, nominees for director, executive officers, or greater than five percent stockholders, or their immediate family members (each, a "related person"), have a material interest be approved or ratified by the Audit Committee if the amount involved, when aggregated with the amount of all other transactions between the related person and us, exceeds $100,000 in a fiscal year. The full Board reviews ordinary course of business transactions in which directors have an interest as part of the Board's annual director independence review, and our Business Code of Conduct and Ethics permits the full Board to waive any conflicts of interest between us and any director or officer. In determining whether to approve or ratify any such transaction, the Audit Committee must consider, in addition to other factors it deems appropriate, whether the transaction is on terms no less favorable to us than those involving unrelated parties.

        All transactions disclosed above were reviewed and approved in accordance with this policy.

Director and Officer Indemnification

        We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent stockholders under Section 16(a) were timely filed during the year ended December 31, 2008, except for the following: one Form 4 for each of Ronald R. Snyder, Michael C. Margolis, John P. McCarvel, Peter S. Case and Russell C. Hammer reporting a grant of stock options to each officer, and one Form 4 reporting open market sales by Michael E. Marks, a former director.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with the Company's management and Deloitte & Touche LLP, the Company's independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

        The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence. The Audit Committee has also discussed with Deloitte & Touche LLP their independence.

        Based on its reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

The Audit Committee:

Thomas J. Smach (Chairman)
Peter A. Jacobi
Ronald L. Frasch

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Deloitte & Touche LLP, as the independent registered public accounting firm for the fiscal year ending December 31, 2009. Deloitte & Touche LLP has served as our independent public accounting firm since 2005. We are not required to submit this appointment to the stockholders for approval but the Board believes it is desirable as a matter of policy.

        If the stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for the rejection and consider other independent registered public accounting firms. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.

PRINCIPAL ACCOUNTING FIRM FEES AND SERVICES

        The following table sets forth the aggregate fees we paid to Deloitte & Touche LLP, our independent registered public accounting firm, and other member firms of Deloitte Touche Tohmatsu and their respective affiliates, which we refer to collectively as Deloitte entities, for professional services provided during 2007 and 2008 and billed through the date of this filing. The Audit Committee is required to pre-approve all non-audit services provided by Deloitte & Touche LLP. All fees paid to the Deloitte entities were pre-approved by the Audit Committee, which concluded that the provision of such services by the Deloitte entities was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make any statements if he or she so desires and to respond to appropriate stockholder questions.

	2008	2007
Audit fees(1)	$2,276,922	$2,772,645
Audit-related fees	—	—
Tax fees(2)	467,926	57,194
All other fees	—	—

Total fees	$2,744,848	$2,829,839

    (1)
    Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal controls over financial reporting, both of which are included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation, such as: (i) comfort letters, consents and other audit services related to SEC and other regulatory filings; and (ii) accounting consultation related to the audit. Audit fees consisted of audit work performed and billed through the date of this filing.

    (2)
    Tax fees include professional services rendered in connection with tax compliance, tax advice, tax consulting and tax planning.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF DELOITTE &
TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
FISCAL YEAR 2009.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2010 ANNUAL MEETING

        Any proposal of a stockholder intended to be included in our proxy statement for the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the SEC's rules, must be received by us no later than January 12, 2010, unless the date of our 2010 annual meeting is more than 30 days before or after June 25, 2010, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Corporate Secretary, Crocs, Inc., 6328 Monarch Park Place, Niwot, Colorado 80503.

        In order for a stockholder to nominate a candidate for director for election or to bring other business before the 2010 annual meeting, we must receive timely notice of the nomination or business in writing by the close of business not later than 90 days nor earlier than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after such anniversary date, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the date on which notice of the date of the annual meeting was made public.

OTHER MATTERS

        We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of the our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
6328 MONARCH PARK PLACE NIWOT, CO 80503
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Crocs, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Crocs, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CROCS1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CROCS, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2. Vote on Directors		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	ELECTION OF DIRECTORS Nominees:
01) Ronald L. Frasch
02) W. Stephen Cannon

Vote on Proposal				For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009.			☐	☐	☐
3.	Such other business as may properly come before the meeting or any postponement or adjournment thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2.
For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN ☐BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CROCS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

June 25, 2009

The undersigned hereby appoints John Duerden and Russell C. Hammer, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Crocs, Inc. (the "Company"), to be held at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, on June 25, 2009 at 9:00 a.m., Mountain Time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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Crocs, Inc.
6328 Monarch Park Place Niwot, Colorado 80503
NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 25, 2009
Crocs, Inc.
6328 Monarch Park Place Niwot, Colorado 80503
2009 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION REGARDING ANNUAL MEETING
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE ABOVE-NAMED NOMINEES FOR DIRECTOR.
EXECUTIVE OFFICERS
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
Summary Compensation Table
Grants of Plan-Based Awards Table
Outstanding Equity Awards at Fiscal Year End Table
Option Exercises and Stock Vested Table
Nonqualified Deferred Compensation
Potential Payments on Terminations or Change in Control
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL ACCOUNTING FIRM FEES AND SERVICES
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009.
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2010 ANNUAL MEETING
OTHER MATTERS